SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                         MIDWEST EXPRESS HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

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
   [Logo]

                         MIDWEST EXPRESS HOLDINGS, INC.
                            6744 South Howell Avenue
                           Oak Creek, Wisconsin  53154
                                 (414) 570-4000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 23, 1997

   To the Shareholders of
   MIDWEST EXPRESS HOLDINGS, INC.:

        Notice is hereby given that the Annual Meeting of the Shareholders (the "Meeting") of Midwest Express Holdings, Inc. (the "Company") will be held at The Grand Milwaukee Hotel, 4747 South Howell Avenue, Milwaukee, Wisconsin, on Wednesday, April 23, 1997, at 10:00 a.m. local time, for the following purposes:

             1. To elect three directors to serve for a three-year term to expire at the 2000 Annual Meeting;

             2. To approve amendments to the Midwest Express Holdings, Inc. 1995 Stock Option Plan; and

             3. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

        Holders of record of Common Stock of the Company at the close of business on March 3, 1997, will be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

        A proxy form is enclosed. Please complete it and return it as soon as possible in the postage paid return envelope provided, even if you plan to attend the Meeting. You retain the right to revoke the proxy at any time before it is actually voted by notice in writing to the Secretary of the Company.

                                 By Order of the Board of Directors,


                                 Timothy E. Hoeksema
                                 Chairman of the Board, President
                                 and Chief Executive Officer

   Milwaukee, Wisconsin
   March 18, 1997

                         MIDWEST EXPRESS HOLDINGS, INC.
                            6744 South Howell Avenue
                           Oak Creek, Wisconsin  53154

               Proxy Statement for Annual Meeting of Shareholders
                          To Be Held on April 23, 1997


        This Proxy Statement is furnished beginning on or about March 18, 1997, in connection with the solicitation of proxies by the Board of Directors of Midwest Express Holdings, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Meeting"), which will be held at 10:00 a.m., Wednesday, April 23, 1997, at The Grand Milwaukee Hotel, 4747 South Howell Avenue, Milwaukee, Wisconsin, and at any adjournments or postponements thereof.

        The proxy may be revoked at any time before it is exercised, and any shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Meeting by a shareholder who has signed a proxy does not itself revoke the proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering notice thereof to the Secretary of the Company in writing. Unless so revoked, the shares represented by such proxies will be voted as directed by the shareholders at the Meeting and any adjournments or postponements thereof.

        The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on March 3, 1997. As of the record date, there were 6,330,863 shares of Common Stock of the Company ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on each matter to come before the Meeting.

                              ELECTION OF DIRECTORS

        The Board of Directors currently consists of 10 members divided into three classes. One class is elected each year to serve for a term of three years. At the Meeting, holders of Common Stock will be entitled to elect three directors. Each of the directors in the other classes will continue to serve in accordance with their previous elections. Directors will be elected by a plurality of votes cast at the Meeting (assuming a quorum is present). For this purpose, "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Consequently, any shares not voted at the Meeting, whether due to abstentions, broker nonvotes or otherwise, will have no impact on the election of directors.

        Proxies received representing Common Stock will, unless otherwise directed, be voted in favor of the election of each of the three persons named below to serve as directors until the 2000 Annual Meeting of Shareholders or until their respective successors have qualified and been elected. Pursuant to the Company's By-laws, written notice of other qualifying nominations by shareholders for election to the Board of Directors must have been received by the Secretary by February 3, 1997. As no notice of any such other nominations was received, no other nominations for election to the Board of Directors may be made by shareholders at the Meeting.

        Listed below are the names of the nominees for election to the Board of Directors at the Meeting for a three-year term and of each director of the Company whose term will continue after the Meeting, together with certain additional information concerning each such nominee and director as of March 3, 1997. As used below, the "Company" refers to Midwest Express Holdings, Inc. and, for the period prior to the formation of Midwest Express Holdings, Inc. in July 1995, to Midwest Express Airlines, Inc. ("Midwest Express"), which is currently a wholly owned subsidiary of Midwest Express Holdings, Inc. The three nominees are currently directors of the Company. If any of the nominees should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

                       NOMINEES FOR ELECTION AS DIRECTORS

                      Terms Expiring at 2000 Annual Meeting

                               Business Experience During Last     Director
    Name                  Age  Five Years                            Since

    Oscar C. Boldt         72  Chairman of the Board of The          1983
                               Boldt Group, Inc. (a holding
                               company with subsidiaries in
                               general contracting, development
                               and related businesses) since
                               1984; Chief Executive Officer of
                               The Boldt Group, Inc. from 1984
                               to 1996.  Director of Marshall &
                               Ilsley Corporation.

    Brenda F. Skelton      41  Senior Vice President - Marketing     1995
                               and Customer Service of the
                               Company since March 1995; Vice
                               President of Marketing from
                               February 1993 to March 1995; and
                               Director of Marketing Programs
                               from April 1987 to February 1993.

    Richard H. Sonnentag   56  Managing partner of Cobham Group      1997
                               LP (an investment partnership)
                               since December 1994.  Private
                               investor since May 1990.  Served
                               as a director of Midwest Express
                               from 1983 to 1990.

        THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL NOMINEES.

                         DIRECTORS CONTINUING IN OFFICE

                      Terms Expiring at 1998 Annual Meeting

                                     Business Experience During     Director
    Name                        Age  Last Five Years                 Since

    John F. Bergstrom           50   President and Chief              1993
                                     Executive Officer of
                                     Bergstrom Corporation (owner
                                     and operator of hotels and
                                     automobile sales and leasing
                                     business) since 1974.
                                     Director of Wisconsin Energy
                                     Corporation, Universal Foods
                                     Corporation, The First
                                     National Bank-Fox Valley and
                                     Kimberly-Clark Corporation.
    Frederick P. Stratton, Jr.  57   Chairman and Chief Executive     1987
                                     Officer of Briggs & Stratton
                                     Corporation (manufacturer of
                                     air-cooled engines) since
                                     1986.  Director of Briggs &
                                     Stratton Corporation, Banc
                                     One Corporation, Weyco
                                     Group, Inc. and Wisconsin
                                     Energy Corporation.

    John W. Weekly              65   Chief Executive Officer of       1995
                                     Mutual of Omaha Insurance
                                     Company (insurance company)
                                     since February 1996; Vice
                                     Chairman since February
                                     1995; and President since
                                     February 1990.  Vice
                                     Chairman of United of Omaha
                                     Life Insurance Company
                                     (insurance company) since
                                     February 1995; and President
                                     since February 1990.


                      Terms Expiring at 1999 Annual Meeting

                                   Business Experience During       Director
    Name                    Age    Last Five Years                   Since

    Timothy E. Hoeksema      50    Chairman of the Board,             1983
                                   President and Chief Executive
                                   Officer of the Company since
                                   1983.  Director of The Marcus
                                   Corporation and M&I Marshall &
                                   Ilsley Bank.

    Albert J. DiUlio, S.J.   54    Visiting Professor at the          1993
                                   Stanford Graduate School of
                                   Business since September 1996;
                                   President of Marquette
                                   University from 1990 to 1996;
                                   former President of Xavier
                                   University.  Director of Baird
                                   Capital Development Fund, Inc.
                                   and Baird Blue Chip Fund, Inc.

    James G. Grosklaus       61    Retired; Executive Vice            1988
                                   President of Kimberly-Clark
                                   Corporation (manufacturer of
                                   paper and consumer products)
                                   from 1986 to 1996.

    David H. Treitel         42    Chairman and Chief Executive       1984
                                   Officer of SH&E, Inc.
                                   (aviation consulting) since
                                   January 1996; President of
                                   SH&E, Inc. since September
                                   1993; and Executive Vice
                                   President from 1989 to 1993.

   Committees, Meetings and Attendance

     The Board of Directors of the Company has four standing committees: an Audit Committee, a Compensation Committee, a Board Affairs and Nominating Committee and an Executive Committee.

     The Audit Committee, which met three times in 1996, consists of Messrs. Boldt (Chairman) and Sonnentag and Father DiUlio. The Audit Committee recommends to the Board of Directors independent auditors for selection by the Company, discusses with the independent auditors and internal auditors the scope and results of audits, and approves and reviews any nonaudit services performed by the Company's independent auditing firm.

     The Compensation Committee, which met twice in 1996, consists of Messrs. Bergstrom (Chairman), Stratton and Weekly. The Compensation Committee establishes all forms of compensation for the officers of the Company, administers the Company's benefit plans, reviews and recommends officer selection, responds to Securities and Exchange Commission requirements on compensation committee reports and performs other functions relating to officer compensation.

     The Board Affairs and Nominating Committee, which met twice in 1996, consists of Messrs. Treitel (Chairman), Grosklaus and Stratton. The Board Affairs and Nominating Committee recommends nominees for the Company's Board of Directors and reviews qualifications, compensation and benefits for the Board of Directors and other matters relating to the Board. This committee will consider nominees for director recommended by the shareholders, but has no established procedures that must be followed.
   The Company's By-laws require that shareholders give advance notice and furnish certain information to the Company in order to nominate a person for election as a director.

     The Executive Committee, which met once in 1996, consists of Messrs. Hoeksema (Chairman), Bergstrom and Stratton. The Executive Committee exercises the full authority of the Board of Directors in the management of the business affairs of the Company to the extent permitted by law or not otherwise limited by the Board of Directors.

     The Board of Directors of the Company held five meetings in 1996. Each director who was a director in 1996 attended at least 75% of the meetings of the Board of Directors and committees on which he or she serves.

   Director Compensation

     All directors who are not employees of the Company, any of the Company's subsidiaries or any 10% or greater shareholder of the Company ("Non-employee Directors") are paid an annual retainer and receive a fee of $1,500 and $500 for each Board meeting and committee meeting, respectively, that they attend. Pursuant to the Midwest Express Holdings, Inc. 1995 Stock Plan for Outside Directors (the "Director Plan"), the annual retainer is payable in 300 shares of Common Stock, and at the election of a director, a portion or all of the meeting and committee fees is also payable in shares of Common Stock. The Director Plan also allows each Non-employee Director to defer the receipt of fees for purposes of deferring recognition for income tax purposes. Such deferral may be made to a share account for Common Stock granted under the Director Plan or to a cash account for those fees payable, at the Director's election, in cash. Such deferred fees (i) will be treated as invested in Common Stock, and ultimately will be paid in Common Stock, to the extent such fees would have been paid in Common Stock, or (ii) will otherwise earn a return at market rates. The Directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth, as of March 3, 1997, the number of shares of Common Stock beneficially owned by (i) each director of the Company (including the nominees), (ii) each of the executive officers named in the Summary Compensation Table set forth below, (iii) all directors and executive officers of the Company as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock. Except as otherwise indicated, persons listed have sole voting and investment power over shares beneficially owned.

    Name of Beneficial Owner           Shares           Percent of Class

    Timothy E. Hoeksema             20,468(1)(2)(3)             *

    Brenda F. Skelton                5,167(1)(2)                *

    Dennis J. Crabtree               4,679(1)(2)                *

    Rex J. Kessler                     767(1)(4)                *

    Carol J. Reimer                  1,902(1)(2)                *

    John F. Bergstrom               11,200(5)(6)                *

    Oscar C. Boldt                   5,482(6)                   *

    Albert J. DiUlio, S.J.             482(6)                   *

    James G. Grosklaus               1,421                      *

    Richard H. Sonnentag             2,252(6)(7)                *

    Frederick P. Stratton, Jr.      17,229(6)                   *

    David H. Treitel                   950(6)                   *

    John W. Weekly                     815                      *

    All directors and executive
    officers as a group
    (16 persons)                    73,241(1)(2)(6)           1.2%

    FMR Corp. and related          822,200(8)                 13.0%
    persons
      82 Devonshire Street
      Boston, MA  02109

    Granahan Investment            339,000(8)                 5.4%
    Management, Inc.
      303 Wyman Street
      Waltham, MA  02154

    State of Wisconsin             598,700(8)                 9.5%
    Investment Board
      P.O. Box 7842
      Madison, WI  53707
   _______________
   *  Less than one percent.


   (1) Includes shares of Common Stock in which the person or persons noted had an interest under the Midwest Express Airlines Savings and Investment Plan as of December 31, 1996. Such plan's Common Stock fund is a unitized account that is invested in Common Stock and in liquid funds. As of a given date, each participant with an investment in the stock fund has a number of share units, and the participant's interest in Common Stock depends upon the aggregate number of shares of Common Stock held in the stock fund as of that date. Thus, each participant has voting rights with respect to share units based upon the aggregate number of shares held in the stock fund as of the record date for a shareholders' meeting. Each participant has the ability to divest of share units through intraplan transfers.

   (2) Includes shares of Common Stock that may be purchased under currently exercisable stock options, as follows: Mr. Hoeksema, 15,000 shares; Ms. Skelton, 4,500 shares; Mr. Crabtree, 4,500 shares; Ms. Reimer, 1,500 shares; and all directors and executive officers as a group, 25,500 shares.

   (3)    Mr. Hoeksema holds 100 shares jointly with his wife.

   (4)    Mr. Kessler holds 300 shares jointly with his wife.

   (5) Mr. Bergstrom shares voting and investment control over 900 shares that are held in trust for the benefit of Mr. Bergstrom's children.

   (6) Includes shares of Common Stock the receipt of which has been deferred by certain Non-employee Directors pursuant to the Director Plan, as follows: Mr. Bergstrom, 300 shares; Mr. Boldt, 482 shares; Father DiUlio, 482 shares; Mr. Sonnentag, 152 shares; Mr. Stratton, 479 shares; and Mr. Treitel, 450 shares.

   (7) Includes 1,000 shares of Common Stock held by the Cobham Group LP, a limited partnership for which Mr. Sonnentag serves as the general partner and a limited partner.

   (8)    As reported to the Securities and Exchange Commission.


                             EXECUTIVE COMPENSATION

   Summary Compensation Table

     The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "named executive officers") for services rendered in all capacities to the Company at any time during such periods.

                                                                                     Long-Term Compensation
                                               Annual Compensation                           Awards

                                                                                                   Awards            All Other
      Name and Principal    Fiscal                             Other Annual       LTIP      Securities Underlying    Compensa-
            Position         Year    Salary ($)  Bonus ($)   Compensation ($)  Payouts($)        Options (#)        tion ($)(3)
                                                                                               MEH (1)      K-C(2)

    Timothy E. Hoeksema,     1996      $300,000    $265,566            $0            $0              0           0       $4,750
    Chairman of the Board,   1995       299,700     280,000             0             0         50,000      20,000        4,725
    President and Chief      1994       285,000      82,000             0       293,193              0           0        4,500
    Executive Officer

    Brenda F. Skelton,       1996       156,623      75,476             0             0              0           0        4,700
    Senior Vice President-   1995       116,666      62,753             0             0         15,000           0        3,457
    Marketing and Customer   1994        96,687      18,810             0             0              0           0        2,868
    Service

    Dennis J. Crabtree(4),   1996       145,835      75,476        24,136(5)          0              0           0        4,375
    Senior Vice President-   1995        90,800      44,280        28,667(5)          0         15,000           0        1,050
    Operations

    Rex J. Kessler,          1996       115,750      31,985             0             0              0           0        3,470
    Vice President-          1995       106,111      28,120             0             0          5,000           0        3,181
    Technical Services       1994        98,830      11,787             0             0              0           0        2,885
    Carol J Reimer,          1996       112,365      30,873             0             0              0           0        3,371
    Vice President-Human     1995       106,565           0             0             0          5,000           0        3,194
    Resources                1994       100,860           0             0             0              0           0        2,972

   _______________

   (1)    Represents options granted under the Midwest Express Holdings, Inc.
          1995 Stock Option Plan.

   (2)    Represents options to purchase shares of common stock of Kimberly-
          Clark Corporation ("Kimberly-Clark"), granted by Kimberly-Clark in
          1995 prior to consummation of the initial public offering of the Common Stock (the "Offering").

   (3) All amounts shown for 1996 consist of Midwest Express' contributions under the Midwest Express Airlines Savings &
          Investment Plan.

   (4)    Mr. Crabtree's employment with Midwest Express began on May 18,
          1995.

   (5) Amount consists solely of relocation expense and related tax gross-up.

   Option Grants in 1996

     The Company did not grant options to purchase Common Stock pursuant to the Midwest Express Holdings, Inc. 1995 Stock Option Plan (the "Option Plan") to any of the named executive officers in 1996.

   Aggregated Option Exercises in 1996 and Year-End Option Values

     None of the named executive officers exercised options to acquire Common Stock during 1996. The following table sets forth information regarding the year-end value of unexercised options held by each of the named executive officers under the Option Plan.

                               Aggregated Option
                         Values as of December 31, 1996

                                             Number of
                                             Securities         Value of
                                             Underlying     Unexercised in-
                                            Unexercised        the-Money
                                             Options at        Options at
                                            December 31,      December 31,
                                              1996(#)          1996($)(1)

                                            Exercisable/      Exercisable/
        Name                               Unexercisable     Unexercisable

    Timothy E. Hoeksema . . . . . . . .   15,000/35,000   $270,000/$630,000

    Brenda F. Skelton . . . . . . . . .    4,500/10,500      81,000/189,000

    Dennis J. Crabtree  . . . . . . . .    4,500/10,500      81,000/189,000

    Rex J. Kessler  . . . . . . . . . .     1,500/3,500       27,000/63,000

    Carol J. Reimer . . . . . . . . . .     1,500/3,500       27,000/63,000
   _______________
   (1) The dollar values are calculated by determining the difference between the fair market value of the underlying stock as of December 31, 1996 and the exercise price of the options.

   Pension Plan Table

     Midwest Express will provide retirement benefits to certain of its U.S. employees, including the named executive officers, through the Midwest Express Airlines, Inc. Salaried Employees' Retirement Plan (the "Midwest Express Pension Plan"). The following table illustrates the estimated annual benefits payable upon retirement at age 65 under the Midwest Express Pension Plan for the specified highest five-year average remuneration and years of service classifications.

                                              Years of Benefit Service
    Five-Year Average
       Remuneration         15          20         25          30         35           40

     $100,000   . . .    $ 22,500    $ 30,000   $ 37,500   $ 45,000     $ 52,500    $ 60,000

      200,000   . . .      45,000      60,000     75,000     90,000      105,000     120,000

      300,000   . . .      67,500      90,000    112,500    135,000      157,500     180,000

      400,000   . . .      90,000     120,000    150,000    180,000      210,000     240,000

      500,000   . . .     112,500     150,000    187,500    225,000      262,500     300,000

      600,000   . . .     135,000     180,000    225,000    270,000      315,000     360,000

      700,000   . . .     157,500     210,000    262,500    315,000      367,500     420,000

     The estimated benefits in the table above are computed on a single-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Benefits in the table above do not reflect the offset under the Midwest Express Pension Plan of 1.25% per year of service (up to a maximum of 50%) of the Social Security Benefit. Benefits under the Midwest Express Pension Plan are limited to the extent required by tax provisions. To the extent benefits under the Midwest Express Pension Plan are limited under tax law, any excess will be paid pursuant to supplemental retirement arrangements. The compensation covered by the Midwest Express Pension Plan, as supplemented for the named executive officers, includes all compensation reported for each individual as salary and bonus set forth in the Summary Compensation Table.

     Service recognized under Kimberly-Clark's pension plan is counted under the Midwest Express Pension Plan for eligibility and vesting purposes and, for certain transferring employees, benefit accrual purposes.

     At December 31, 1996, the years of benefit service for those named executive officers currently eligible to participate in the Midwest Express Pension Plan are as follows: Mr. Hoeksema, 26 years; Ms. Skelton, 9 years; Mr. Crabtree, 1 year; Mr. Kessler, 25 years; and Ms. Reimer, 27 years.

   Agreements with Named Executive Officers

     The Company has agreements with each of the named executive officers that provide that each officer is entitled to benefits if, after a change in control (as defined in the agreements) of the Company, such officer's employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the agreements), or (ii) termination by the officer following the first anniversary of the change in control or due to a breach of the agreement by the Company or a significant adverse change in the officer's responsibilities. In general, the benefits provided are: (a) a cash termination payment one to three times the sum of the executive officer's annual salary and highest annual bonus during the three years before the termination, (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination, (c) supplemental pension benefits and (d) outplacement services. Each agreement provides that, if any portion of the benefits under the agreement or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), then benefits are reduced so that the executive officer is entitled to receive $1 less than the maximum amount that such officer can receive without becoming subject to the 20% excise tax imposed by the Code, or which the Company may pay without loss of deduction under the Code.

   Board Compensation Committee Report on Executive Compensation

   Background

     The Compensation Committee of the Board of Directors (the "Committee") has responsibility to establish the compensation and benefits for officers of the Company, among others.

     A key objective of employee compensation is to ensure that a company delivers compensation that is sufficient to attract and retain qualified employees. Thus, as part of its compensation strategy, every company needs to identify its competitors for executive and other employee talent and where it should position itself relative to the compensation those competitors provide. Generally, the Company's competitors for personnel are others in the airline industry. However, in determining where the Company should position itself with respect to compensation relative to competitors in the industry, the Company is unusual in that there are no airlines of similar size, sales volume and strategy.

     Given this background, the Committee believes it is not necessary, appropriate or, based upon available information, practical to state precisely how the Company's compensation should compare to that of other airlines. While the Committee believes it is appropriate to continue to survey the industry, it believes the Company should base Company-wide compensation decisions on Company performance and economic conditions using the following framework:

     1. As the Company has in the past, the Company should continue to work at improving the total compensation of its employees while maintaining a cost structure that will allow the Company to compete, survive and be successful over the long term.

     2. The Company must maintain compensation structures that continue to allow the Company to attract and retain a high quality work force.

     3. The Company's total compensation package must recognize and reward the Company's employees for their contributions to the Company's success.

     4. As a publicly traded company, compensation must align the interests of employees with those of the Company's shareholders.

     The Company is a regular participant in two airline industry surveys.
   An Air Conference survey reflects information concerning salary, benefits and work rules relating to 17 member carriers. This survey is primarily directed at line employee groups (pilots, flight attendants, customer service and reservations representatives, mechanics, inspectors, dispatchers, aircraft cleaners, etc.). The Company also participates in the Salary Information Retrieval System survey conducted by Organization Resources Counselors, Inc. ("ORC"). This survey, which is updated semi-annually, includes major and national airlines. It focuses on management, office and some line positions. However, neither survey reports on executive officer and other senior management compensation. The Company also relies on available market information regarding competitive compensation practices for positions that are not specific to the airline industry.

     Historically, Kimberly-Clark determined the compensation for the Company's executive officers and senior management. In doing so, Kimberly-Clark based its decisions upon information concerning consumer businesses and industrial companies, and not airlines, which typically have lower compensation. In July 1995, in anticipation of the Offering and in conjunction with Kimberly-Clark's compensation department, the Company participated in an Airline Industry Executive Compensation Survey conducted by ORC. The results of the survey indicated that, although the Company's compensation for its officers was not calculated based upon airline industry comparisons, officer compensation in 1995 was nonetheless in line with the airline industry. Further, the Company's 1995 search for and hiring of a senior operations executive provided additional information confirming that the Company's compensation was consistent with industry practice.

   1996 Compensation

     Base Salary. The Committee established base salaries in general for 1996 by following an approach that Kimberly-Clark used in the past to establish executive officer and senior management compensation for the Company and that the Company had used in establishing compensation for other personnel.

     The approach the Committee used to establish 1996 compensation for the Company's executive officers generally involved evaluating each position on a subjective basis and establishing a base salary range for each position based upon that evaluation. The evaluation was intended to reflect the relative worth to the Company of each position as it compared to all other senior management positions. The three basic criteria used for the evaluation were know-how, problem solving and accountability. The Company determined market value for positions by attempting to take into account the amount that other employers pay for experienced employees in comparable positions, using benchmark positions for which information was available regarding other employers' practices and determining market values for other positions based upon the internal evaluations for each position. In considering information concerning other employers' pay practices, the Company did not factor in the performance of individual employers. The resulting market value (or "midpoint") for each position represented the dollar value of base compensation that the Company was willing to pay an experienced employee for performing competently in the job. Using the market value for each position, the Committee approved a salary range for each executive officer position, where the minimum salary was 20% below the market value, and the maximum salary was 20% above the market value. For each individual executive officer, the Committee established a base salary within the established range based upon an individual's experience, length of service in the position and, most importantly, performance.

     For 1996, the Committee generally continued to utilize the 1995 base salary market value for each executive officer position, subject only to adjustments for 1996 in the Company's general base salary structure. Based upon limited market information available to the Company, and the Company's size, financial results and financial condition, the Committee increased the base salary structure for the Company's executive officers and senior management in 1996 by 3% over 1995 levels, which resulted in a 3% increase in the market value and salary range for each position. The Committee then established the base salary for each executive officer based upon the criteria described above.

     Incentive Payments. Incentive payments are an integral part of the Company's compensation approach for several reasons. First, such payments are intended to provide employees with appropriate incentives to reach higher levels of performance. Second, these payments are necessary in light of competitive practice to attract and retain high quality employees. Third, the payments provide the Company with a means to deliver additional compensation to employees as performance justifies such compensation without resulting in increases in the Company's salary structure that become "fixed" costs.

     The Company delivers incentive compensation to executive officers and senior management through the Company's Annual Incentive Plan, which the Committee administers. In particular, utilizing the plan enables the Committee to better tailor individual and corporate objectives and amounts of compensation to individual employees.

     Under the Annual Incentive Plan, for 1996 the Committee approved for each eligible employee an annual incentive Target Award that represented a percentage of the base salary market value (midpoint) for the employee's position. The Target Awards for executive officers ranged from 25% of an officer's midpoint to 75% of an officer's midpoint. Depending upon actual performance, an employee could receive a final Incentive Award of up to 133% of the Target Award.

     The Target Award for each individual was generally the same as the target award used in the past under Kimberly-Clark's incentive payment approach, which was not expressly intended to follow airline industry practice. However, ORC's Airline Industry Executive Compensation Survey referred to above indicated that these Target Award percentages were competitive in light of airline industry practice.

     For the Company's executive officers for 1996, with one exception for the president of Astral Aviation, Inc., a wholly owned subsidiary of Midwest Express ("Astral"), the Committee chose earnings per share, a corporate objective, as the sole performance criterion used for determining the amount that could be paid to each officer in respect of the officer's Target Award. In addition, awards were subject to control measures based upon return on average shareholders' equity and cost per available seat mile.

     Long-Term Compensation. As is fairly common, the Committee intends to rely on awards under its Option Plan to provide long-term incentives to executive officers and senior management and to align their interests with those of shareholders. Although this is a common form of compensation, it is difficult to compare stock option compensation from one employer to another due to the difficulty in valuing options at the time they are awarded and thereafter. At the time of the Offering, the Committee approved awards of options to executive officers and certain members of senior management. With one exception arising from the hiring of a new executive officer, the Committee did not approve additional awards in 1996.

     Other Compensation. The Company has established other elements of a compensation package for executive officers that include a "401(k)" savings plan that has a 50% Company match feature; a defined benefit retirement plan; and a supplemental benefit plan. The Committee believes these elements and their terms are consistent with competitive practice.

   Chief Executive Officer Compensation

     Mr. Hoeksema's 1996 base salary approximated the market value that the Committee established for his position. Mr. Hoeksema's annual incentive Target Award under the Annual Incentive Plan for 1996 represented 75% of that market value. As noted above, the actual award was dependent upon Company earnings per share, return on average shareholders' equity and cost per available seat-mile performance. The actual incentive payment made to Mr. Hoeksema in 1996 was $265,566 (representing 118% of his Target Award, but 89% of his maximum potential payout), based upon the Company significantly exceeding the Company's earnings per share target in 1996 and meeting its minimum return on equity, but failing to meet a control measure relating to an increase in cost per available seat mile.

   Section 162(m) Limitations

     Under Section 162(m) of the Code, the tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain acceptable criteria or is otherwise excluded from the limitation. The Committee currently intends to qualify a sufficient amount of compensation to its executive officers so that Section 162(m) of the Code will not adversely impact the Company.

          The foregoing report has been approved by all members of the Committee.

                              The Compensation Committee
                              John F. Bergstrom, Chairman
                              Frederick P. Stratton, Jr.
                              John W. Weekly


                                PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Common Stock for the period beginning September 22, 1995, when the Company became a reporting company pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and ending December 31, 1996, with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Airline Index ("S&P Airline Index") beginning with the closing value of each index as of September 21, 1995, and ending December 31, 1996. The graph assumes investments of $100 on September 22, 1995, in Common Stock at its initial public offering price of $18.00 per share, and in the S&P 500 and the S&P Airline Indices at their September 21, 1995, closing prices. Any dividends are assumed to be reinvested.

                         MIDWEST EXPRESS HOLDINGS, INC.
                           Relative Market Performance
                    September 22, 1995, to December 31, 1996

                               [performance graph]

                                9/22/95    12/29/95     12/31/96

    Midwest Express Holdings     100.00     155.56       200.00

    S&P Airlines Index(1)        100.00     101.44       111.50

    S&P 500 Index                100.00     106.34       130.76

   (1) The S&P Airlines Index consists of AMR Corp., Delta Air Lines, Southwest Air and USAir Group.


                              CERTAIN TRANSACTIONS

     In July 1995, Chocolate Chip Limited Partnership, a Wisconsin limited partnership ("Chocolate Chip"), purchased a parcel of land located at 6744 South Howell Avenue, Oak Creek, Wisconsin, from Midwest Express at a purchase price of $258,500. The Boldt Group, Inc. controls Boldt Development Corporation, a member of the limited liability company that is the general partner to Chocolate Chip. Oscar C. Boldt, a member of the Company's Board of Directors, is the Chairman of the Board of The Boldt Group, Inc. The sale price for the parcel was determined on the basis of two independent appraisals, and the Company believes such price represents a price no less favorable to Midwest Express than could be obtained from an unaffiliated party.

     On June 30, 1995, Midwest Express entered into a lease with Chocolate Chip for the corporate headquarters built at 6744 South Howell Avenue, Oak Creek, Wisconsin. The lease began on March 1, 1996. The lease is for an initial term of 15 years and provides for rental payments of $557,200 per year for the first five years, $625,457 per year for years six through 10, and $703,639 per year for years 11 through 15. The lease terms were obtained through a competitive bidding process, and the Company believes the terms are no less favorable to Midwest Express than could be obtained from an unaffiliated party.

     In connection with and as a result of the Offering, the Company entered into various agreements with Kimberly-Clark, who ceased to be a greater than five percent shareholder of the Company on May 30, 1996. Set forth below is a brief description of certain agreements between the Company and Kimberly-Clark, some of which remained in effect as of December 31, 1996.

     In connection with the Offering, the Company, Midwest Express, Astral, Kimberly-Clark and K-C Nevada, Inc., a Nevada corporation and wholly owned subsidiary of Kimberly-Clark ("K-C Nevada"), entered into a Tax Allocation and Separation Agreement (the "Tax Agreement"). Pursuant to the Tax Agreement, the Company is responsible for all taxes with respect to the Company for all periods, but K-C Nevada will be responsible for, or entitled to, U.S. federal, state and local income and franchise tax assessments or refunds with respect to periods ending on or prior to the consummation of the Offering. Pursuant to the Tax Agreement, the Company is treated for tax purposes as if it purchased all of Midwest Express' assets, and as a result, the tax basis of Midwest Express' assets was increased to the deemed purchase price of the assets. The tax on the amount of the gain on the deemed asset purchase was paid by Kimberly-Clark. This additional basis results in increased income tax deductions and, accordingly, reduced income taxes payable by the Company. Pursuant to the Tax Agreement, the Company is paying to K-C Nevada the amount of such benefit with respect to the additional basis (retaining 10% of such tax benefit), as realized on a quarterly basis, calculated by comparing the Company's actual taxes to the taxes that would have been owed had the increase in basis not occurred. In 1996, the Company made payments to K-C Nevada in connection with such election in the amount of $9,243,000. In the event of certain business combinations or other acquisitions involving the Company, tax benefit amounts thereafter will not take into account, under certain circumstances, income, losses, credits or carryovers of businesses other than those historically conducted by Midwest Express or the Company. The Company has agreed that it will not enter into any transaction a significant purpose of which is to reduce the amount payable to K-C Nevada under the Tax Agreement.

     Prior to the Offering, Kimberly-Clark provided various administrative and financial services to the Company and its subsidiaries, including management information systems, employee benefits administration, legal, tax, treasury, accounting and risk management services, and certain other corporate staff and support services. Concurrently with the consummation of the Offering, the Company and Kimberly-Clark entered into a shared services agreement giving the Company the right to continue to receive certain of these services (the "Shared Services Agreement"). Except for the continued provision of certain management information systems and health services, the Shared Services Agreement expired on December 31, 1996. The costs expensed by the Company for fees to Kimberly-Clark under the Shared Services Agreement for 1996 were $445,855, which represent rates approximately equivalent to Kimberly-Clark's cost of providing these services.

     Since January 24, 1994, Midwest Express has had a Corporate Promotion Agreement with Kimberly-Clark, under which employees of Kimberly-Clark receive a discount on airfares for flights on Midwest Express and Astral. The agreement is on terms consistent with terms that Midwest Express offers to certain unaffiliated parties after taking into account volume.

     Kimberly-Clark has guaranteed leases relating to three of Midwest Express' jet aircraft. The Company pays Kimberly-Clark an annual guarantee fee equal to 1.25% of the outstanding lease balances subject to guarantee. Under the guarantee fee arrangement, the Company cannot renew or amend material economic terms of guaranteed leases without Kimberly-Clark's consent. In 1996, the Company expensed guarantee fees payable to Kimberly-Clark in the amount of approximately $207,000.

     Kimberly-Clark provided the Company with a five-year $20 million secondary revolving credit facility for use in the event that the Company does not have amounts available for borrowing under its bank credit facility. Borrowings under the Kimberly-Clark facility must be repaid prior to repayments under the bank credit facility. Interest on the Kimberly-Clark facility is at a rate equal to the then current rate on bank credit facility borrowings plus 100 basis points. The Company did not borrow under the Kimberly-Clark facility in 1996.

     In connection with the Offering, the Company and Kimberly-Clark entered into an Employee Matters Agreement. Pursuant to this agreement, the Company is responsible for all compensation and benefit claims of employees of the Company and its subsidiaries, with certain exceptions. The Company has adopted successor plans and arrangements for employees of the Company and its subsidiaries that in general duplicate those of Kimberly-Clark that covered them prior to the Offering, and service has been credited under the successor plans and arrangements for prior service. Kimberly-Clark remains liable with respect to welfare benefit claims of former employees and their dependents and claims of current employees incurred prior to consummation of the Offering.

                        PROPOSED AMENDMENT TO THE MIDWEST
                  EXPRESS HOLDINGS, INC. 1995 STOCK OPTION PLAN

   General

     The shareholders of the Company adopted the Midwest Express Holdings, Inc. 1995 Stock Option Plan at the Annual Meeting of Stockholders on April 19, 1996. The original plan authorized the issuance of up to 250,000 shares of Common Stock. Currently, no additional options may be granted under the Option Plan. The Board of Directors wishes to continue the Option Plan and accordingly is seeking the approval of the shareholders of the Company to amend the Option Plan to authorize the issuance of up to 500,000 shares of Common Stock under the Option Plan (including the 250,000 shares currently authorized) and to provide that this number of authorized shares will increase on a share-for-share basis for each share of Common Stock that the Company may repurchase, if any, after the Meeting, subject to a maximum increase of 200,000 shares. In December 1995, the Company announced a $5.0 million share repurchase program to be executed from time to time in the open market or in privately negotiated transactions. During 1996, the Company repurchased 103,700 shares at a cost of $2.8 million. The Board of Directors of the Company may in its discretion authorize additional repurchases from time to time in the future, but there is no assurance that it will do so. The Board of Directors also wishes to amend the Option Plan to extend its duration by changing the Option Plan's expiration date from September 21, 1999, to September 21, 2005.

     The purpose of the amended Option Plan is to encourage those employees who materially contribute to the success of the Company or any of its affiliates to acquire an ownership interest in the Company, thereby increasing their motivation for and interest in the Company's and its affiliates' long-term success.

   Administration and Eligibility

     The amended Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which must consist of not less than two directors each of whom qualify as a "non-employee director" under Rule 16b-3 of the Exchange Act, and are also considered "outside directors" as defined for purposes of Section 162(m) of the Code. The Company's Board of Directors chooses which directors will serve on the Committee. The Committee, in its absolute discretion, has the power to interpret and construe the amended Option Plan and any option agreements thereunder, but no such determination or action may increase the amount of compensation that would otherwise be due in a manner that would result in the disallowance of a deduction to the Company under Section 162(m) of the Code. The Committee may authorize persons other than its members to carry out its policies and directives, subject to the limitations and guidelines of the Committee and applicable law.

     Only employees (including officers and directors who are employees, but excluding Non-employee Directors) of the Company and its subsidiaries are eligible to participate in the amended Option Plan.

   Option Grants Under the Amended Option Plan; Shares Available

     Certain of the options issued under the amended Option Plan may constitute incentive stock options within the meaning of Section 422 of the Code. The remainder of the options issued under the amended Option Plan will constitute nonqualified stock options. The amended Option Plan will provide for the grant of options to purchase up to 500,000 shares of Common Stock (including the 250,000 shares currently authorized) and to provide that this number of authorized shares will increase on a share-for-share basis for each share of Common Stock that the Company may purchase, if any, after the Meeting, subject to a maximum increase of 200,000 shares. If an option granted under the amended Option Plan expires, is canceled, or terminates unexercised as to any shares of Common Stock subject thereto, such shares will again be available for purposes of the amended Option Plan to the extent permitted under Section 16 of the Exchange Act and to the extent determined to be appropriate by the Committee. Shares issued under the Option Plan may be authorized but unissued shares or shares acquired by the Company and held in its treasury. No optionee may be granted options covering shares of Common Stock in excess of 75,000, subject to adjustment as set forth below, within any two consecutive calendar years. Shares subject to a cancelled option continue to be counted against the 75,000 share maximum. In addition, the aggregate fair market value of Common Stock with respect to which any incentive stock options are exercisable for the first time by an optionee during any calendar year under the amended Option Plan or any other such plan of the Company cannot exceed $100,000. Grants of nonqualified stock options are not subject to the $100,000 limitation.

     As of March 3, 1997, options to purchase 244,000 shares of Common Stock were outstanding and an equal number of shares of Common Stock were reserved for issuance under the Option Plan. In addition to the shares of Common Stock reserved for issuance under the Option Plan, 25,000 shares of Common Stock are reserved for issuance pursuant to the Director Plan, under which all or a portion of the compensation payable to Non-employee Directors is paid in Common Stock; and 25,000 shares of Common Stock are reserved for issuance under the Midwest Express Holdings, Inc. Annual Incentive Plan, under which a portion of annual bonuses payable to participants in the plan may be paid in Common Stock.

   Term of Options

     The option price per share of Common Stock will be fixed by the Committee, but will not be less than 100% of the fair market value on the date the option is granted. The Committee will determine the expiration date of each option, but such expiration date will not be later than 10 years after the date of grant in the case of incentive stock options and 15 years for options that are not incentive stock options. No option is assignable or transferable by an optionee, except by will or the laws of descent and except that the Committee may grant to certain optionees the right to transfer options to the extent permitted under Rule 16b-3 of the Exchange Act, and options may be exercised during the life of the optionee only by the optionee or a permitted transferee.

   Vesting and Exercise of Options

     Options granted under the amended Option Plan will vest either (i) at a rate of 30% of the shares covered by the option grant on the first anniversary of the grant date; an additional 30% on the second anniversary of the grant date; and the remaining 40% of the shares on the third anniversary of the grant date, or (ii) as otherwise determined by the Committee.

     An option may be exercised in full or in part by delivery to the Company at its principal office of a written notice of exercise specifying the number of shares with respect to which the option is being exercised. A notice of exercise must be accompanied by full payment of the option price of the shares being purchased in (a) cash or its equivalent; (b) shares of Common Stock; or (c) any combination of (a) and (b). In addition, an optionee may make arrangements with a broker to sell or margin shares of Common Stock acquired on an option exercise to pay all or part of the option price.

   Amendment and Termination

     The Committee may at any time amend, suspend or discontinue the amended Option Plan or alter or amend any and all options under the amended Option Plan to the extent (i) permitted by law, (ii) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Company is listed, (iii) permitted under applicable provisions of the Securities Act of 1933, as amended, and the Exchange Act and (iv) that such action would not result in the disallowance of a deduction to the Company under Section 162(m) of the Code or any successor section. If any amendment, suspension or discontinuance requires shareholder approval, then the Committee may take such action only subject to the approval of the shareholders. The amended Option Plan will terminate on September 21, 2005 (which represents an extension from September 21, 1999), unless sooner terminated. Termination of the amended Option Plan will not affect the rights of optionees under options previously granted to them. All unexpired options will continue until, by their own terms and conditions, they lapse or terminate.

     An optionee has no rights as a shareholder with respect to any shares subject to any option until the date the option has been exercised, the shares have been fully paid and a stock certificate has been issued.

   Adjustments

     In the event there are any changes in the Common Stock or the capitalization of the Company through a corporate transaction, such as any merger, acquisition through the issuance of capital stock of the Company, any consolidation, any separation of the Company (including a spin-off or other distribution of stock by the Company), any reorganization of the Company, any partial or complete liquidation by the Company, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee, to the extent necessary to preserve the benefit to the optionees contemplated under the amended Option Plan, to reflect such changes in (i) the aggregate number of shares subject to the amended Option Plan, (ii) the maximum number of shares for which options may be granted to any optionee, (iii) the number of shares and option price per share of all shares of Common Stock subject to outstanding options and
   (iv) such other provisions of the amended Option Plan as may be necessary and equitable to carry out the foregoing purposes. However, no such adjustment or change may be made to the extent it will result in a disallowance of a deduction to the Company under Section 162(m) of the Code.

   Change of Control

     Upon a change of control of the Company, all outstanding options will vest and become immediately exercisable. For this purpose, a "change of control" occurs if (i) any person (other than the Company or any of its subsidiaries, a trustee or other fiduciary holding securities for an employee benefit plan of the Company or any of its subsidiaries, or an underwriter) becomes a beneficial owner of 25% or more of the outstanding Common Stock; (ii) directors serving on January 1, 1996, or successors to such directors who receive appropriate Board approval cease to constitute a majority of the number of directors serving at any time; (iii) the Company's shareholders approve a merger or consolidation involving the Company or the issuance of the Company's voting securities in connection with a merger or consolidation other than a merger or consolidation where voting securities of the Company prior to the transaction continue to represent at least 50% of the combined voting power of the Company resulting from the transaction or a merger or a consolidation in which no person (other than the excluded persons described above) becomes a beneficial owner of 25% or more of the Common Stock; or (iv) the Company's shareholders approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition of all or substantially all of the Company's assets. However, "change of control" does not include a transaction or a series of transactions that does not alter the proportionate ownership of the recordholders of the Common Stock.

   Certain Federal Income Tax Consequences

     Certain options granted under the amended Option Plan are intended to be "incentive stock options" as defined in Section 422 of the Code. If an optionee holds the shares received on exercise of an incentive stock option for at least two years from the date of grant and one year from the date of exercise, then the optionee will recognize no federal taxable income as a result of exercise and any gain (or loss) realized by the optionee on the disposition of the stock will be treated as a long-term capital gain (or loss), and no deduction is allowed to the Company. If the holding period requirements are not satisfied, then the optionee will recognize ordinary income at the time of disposition equal to the lesser of (i) the gain realized on the disposition or (ii) the excess of the fair market value of the shares on the date of exercise over the exercise price. Any additional gain on the disposition will be a long-term or short-term capital gain, depending on the length of time the shares were held. The Company is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

     Upon exercise of a nonqualified stock option, the excess of the fair market value of the shares at the time of exercise over the exercise price is taxable to the optionee as ordinary income. The Company is entitled to a tax deduction in the same amount at the time income is recognized by the optionee. A subsequent disposition of the shares will give rise to long-term or short-term capital gain (or loss), depending on the length of time the shares are held, to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the shares on the date of exercise.

   Tax Withholding

     The Company may deduct and withhold from any cash payable to an optionee such amounts as may be required for the purpose of satisfying the Company's obligation to withhold federal, state or local taxes as the result of the exercise of an option. An optionee may be permitted to satisfy the Company's withholding tax requirements by electing to have the Company withhold shares of Common Stock otherwise issuable to the optionee or deliver to the Company shares of Common Stock with a fair market value equal to the amount required to be withheld.

   Option Awards to Certain Persons

     During 1996 and to date in 1997, the Compensation Committee has not granted any stock options the effectiveness of which is contingent upon
   shareholder approval of the amended Option Plan.   While no options will
   be awarded to non-executive directors of the Company, the Company cannot currently determine the option awards that may be granted in the future to the executive officers or non-executive officers of the Company. Such determinations will be made from time to time by the Compensation Committee.

   Vote Required

     The affirmative vote of a majority of the votes cast on the proposal is required for approval of the amended Option Plan, provided that a majority of the outstanding shares of Common Stock are voted on the proposal. For purposes of determining the vote regarding this proposal, abstentions and broker nonvotes will have no impact on the vote. The votes represented by the proxies received will be voted FOR approval of the amendments to the Option Plan, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE AMENDMENTS TO THE OPTION PLAN.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP served as the Company's independent auditors in 1996. The Company's independent auditors for 1997 will be formally approved in June 1997. Representatives of Deloitte & Touche LLP will be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors to file reports concerning the ownership of Company equity securities with the Securities and Exchange Commission and the Company. The Company has assumed the responsibility of filing required reports on behalf of its officers and directors. In 1996, the Company was late in filing a Form 5 on behalf of Brenda F. Skelton for the year ended December 31, 1995, due to an oversight that resulted in the failure to disclose those shares of Common Stock that Ms. Skelton held through the Midwest Express Airlines Savings and Investment Plan as of December 31, 1995. The Company believes that, during the year ended December 31, 1996, all of its other officers and directors complied with Section 16(a) filing requirements.

                                  OTHER MATTERS

     The Company will file an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 1996. The Company will provide a copy of this Form 10-K report (without exhibits) without charge to each person who is a record or beneficial holder of shares of Common Stock on the record date for the Meeting and who submits a written request for it. Requests for copies of the Form 10-K should be addressed to Midwest Express Holdings, Inc., Attention: Investor Relations HQ-14, 6744 South Howell Avenue, Oak Creek, Wisconsin 53154.

     The cost of solicitation of proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies also may be solicited personally and by telephone by certain officers and regular employees of the Company. Brokers, nominees and custodians who hold stock in their names and who solicit proxies from the beneficial owners will be reimbursed by the Company for out-of-pocket and reasonable clerical expenses.

     The Board of Directors does not intend to present at the Meeting any matters other than those set forth herein and does not presently know of any other matters that may be presented to the Meeting by others. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy on any such matters in accordance with their best judgment.

     A shareholder wishing to include a proposal in the Company's proxy statement for the 1998 Annual Meeting of Shareholders must forward the proposal to the Company by November 18, 1997. The Company's By-laws establish procedures for shareholder nominations for elections of directors of the Company and for bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting, a shareholder must give written notice to the Secretary of the Company not more than 100 days nor less than 75 days prior to the first anniversary of the date of the Annual Meeting of Shareholders of the Company in the immediately preceding year. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal.

                                  By Order of the
                                  Board of Directors,



                                  Timothy E. Hoeksema
                                  Chairman of the Board, President and
                                  Chief Executive Officer
   Milwaukee, Wisconsin
   March 18, 1997

                                      PROXY
                       1997 ANNUAL MEETING OF SHAREHOLDERS
                         MIDWEST EXPRESS HOLDINGS, INC.

     The undersigned does hereby constitute and appoint Timothy E. Hoeksema and Brenda F. Skelton, or either of them, as proxies for the undersigned at the Annual Meeting of Shareholders of Midwest Express Holdings, Inc. to be held on Wednesday, April 23, 1997, at The Grand Milwaukee Hotel, 4747 South Howell Avenue, Milwaukee, Wisconsin, at 10:00 a.m., and any adjournments or postponements thereof, to vote thereat the shares of stock held by the undersigned as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other Proxy heretofore executed by the undersigned for such Annual Meeting. The undersigned acknowledges receipt of the notice of Annual Meeting of Shareholders and the Proxy Statement.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED AND FOR APPROVAL OF AMENDMENTS TO THE MIDWEST EXPRESS HOLDINGS, INC. 1995 STOCK OPTION PLAN.



        PLEASE SIGN BELOW, DETACH AND RETURN USING THE ENVELOPE PROVIDED.

                  MIDWEST EXPRESS HOLDINGS, INC. ANNUAL MEETING
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   1. ELECTION OF DIRECTORS
         1 - Oscar C. Boldt,
         2 - Brenda F. Skelton,
         3 - Richard H. Sonnentag          [_] FOR        [_]  WITHHOLD


   (Instructions:  To withhold authority
   to vote for any indicated nominee, write
   the number(s) of the nominee(s) in
   the box provided to the right.)              __________________________


   2.  To approve amendments to the
       Midwest Express Holdings, Inc.
       1995 Stock Option Plan.        [_] FOR   [_] AGAINST   [_] ABSTAIN

   3. To transact such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.


   Address Change?           Date ______________          NO. OF SHARES
   MARK BOX         [_]
   Indicate changes      [_] Please check this
   below:                    box if you plan to
                             attend the Annual
                             Meeting. Number of
                             persons attending:
                             __________.


                                                  SIGNATURE(S) IN BOX
                                                  Please sign exactly as your
                                                  name appears on your stock
                                                  certificate as shown directly
                                                  to the left.  Joint owners
                                                  should each sign personally.
                                                  A corporation should sign in
                                                  full corporate name by duly
                                                  authorized officers.  When
                                                  signing as attorney, executor,
                                                  administer, trustee or
                                                  guardian, please give full
                                                  title as such.

                   [filed as an appendix pursuant to Instruction 3 to Item 10 of Regulation 14A; not provided to shareholders as part of the proxy statement or otherwise]

                         MIDWEST EXPRESS HOLDINGS, INC.
                             1995 STOCK OPTION PLAN
         (as amended February 13, 1997 subject to shareholder approval)


   1.   PURPOSE

        This 1995 Stock Option Plan (the "Plan") of Midwest Express Holdings, Inc. (the "Corporation") is intended to encourage those employees who materially contribute to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation's or Affiliate's long-term success.

   2.   EFFECTIVE DATE

        The Plan is adopted effective as of September 21, 1995, subject to approval by the stockholders of the Corporation at the Corporation's 1996 Annual Meeting of Stockholders.

   3.   DEFINITIONS

        "Affiliate" means any company in which the Corporation owns directly or indirectly 20% or more of the equity interest (collectively, the "Affiliates").

        "Board" means the Board of Directors of the Corporation.

        A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

             (1) any "Person" (as such term is defined in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof), other than (A) the Corporation or any of its subsidiaries,
        (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or any of its subsidiaries,
        (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation ("Excluded Persons"), is or becomes the "Beneficial Owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates after January 1, 1996 pursuant to express authorization by the Board that refers to this exception) representing 25% or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding voting securities; or

             (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 1, 1996, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange
        Act) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 1, 1996 or whose appointment, election or nomination for election was previously so approved; or

             (3) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation or approve the issuance of voting securities of the Corporation in connection with a merger or consolidation of the Corporation (or any direct or indirect subsidiary of the Corporation) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates after January 1, 1996 pursuant to express authorization by the Board that refers to this exception) representing 25% or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding voting securities; or

             (4) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

             Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

        "Code" means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

        "Committee" means the Compensation Committee of the Board, provided that if the requisite number of members of the Compensation Committee are not Disinterested Persons, the Plan shall be administered by a committee, all of whom are Disinterested Persons, appointed by the Board and consisting of two or more directors with full authority to act in the matter. From and after September 18, 1996, "Committee" means the Compensation Committee of the Board, provided that if the requisite number of members of the Compensation Committee are not Non-Employee Directors, the Plan shall be administered by a committee, all of whom are Non-Employee Directors, appointed by the Board and consisting of two or more directors with full authority to act in the matter. The term "Committee" shall mean the Compensation Committee or the committee appointed by the Board, as the case may be.

        "Common Stock" means the common stock, par value $0.01 per share, of the Corporation and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Corporation issued in substitution, in exchange for, or in lieu of the Common Stock.

        "Disinterested Person" means a person who is so defined for purposes of rule 16b-3 under the Exchange Act, or any successor provision, and who is also defined as an "outside director" for purposes of section 162(m) of the Code or any successor section.

        "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time.

        "Fair Market Value" means the mean between the high and low sales price of the Common Stock, on the relevant date as reported on the composite list used by the Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale, or if no such prior sale information is available then as determined by the Committee.

        "Incentive Stock Option" means an Option which is so defined for purposes of section 422 of the Code or any successor section.

        "Insider" has the meaning set forth in subsection 12(h) of this Plan.

        "Non-Employee Director" means a person who is so defined for purposes of Rule 16b-3 under the Exchange Act, or any successor provision, and who is also defined as an "outside director" for purposes of Section 162(m) of the Code, or any successor section.

        "Nonqualified Stock Option" means any Option which is not an Incentive Stock Option.

        "Option" means a right to purchase a specified number of shares of Common Stock at a fixed option price equal to no less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted.

        "Option Agreement" means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions applicable to the Option granted to the Participant.

        "Option Price" has the meaning set forth in subsection 6(b) of this Plan.

        "Participant" means an employee who the Committee selects to participate in and receive Options under this Plan (collectively, the "Participants").

        "Retirement" and "Retire" means the termination of employment on or after the date the Participant is entitled to receive immediate payments under a qualified retirement plan of the Corporation or an Affiliate; provided, however, if the Participant is not eligible to participate under a qualified retirement plan of the Corporation or its Affiliates then such Participant shall be deemed to have retired if his termination of employment is on or after the date such Participant has attained age 55.

        "Total and Permanent Disability" means Totally and Permanently Disabled as defined in the Midwest Express Airlines, Inc. Salaried Employees Retirement Plan, provided the Committee shall make a determination of Total and Permanent Disability for any Participant hereunder.

   4.   ADMINISTRATION

        The Plan and all Options granted pursuant thereto shall be administered by the Committee. The Committee, in its absolute discretion, shall have the power to interpret and construe the Plan and any Option Agreements; provided, however, that no such action or determination may increase the amount of compensation payable that would otherwise be due in a manner that would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.
   Any interpretation or construction of any provisions of this Plan or the Option Agreements by the Committee shall be final and conclusive upon all persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith.

        Within 60 days following the close of each calendar year that the Plan is in operation, the Committee shall make a report to the Board specifying the employees who received Options under the Plan during the prior year, the number of Options to the individual employees, and the status of prior Options.

        The Committee shall have the power to promulgate Committee Rules and other guidelines in connection with the performance of its obligations, powers and duties under the Plan, including its duty to administer and construe the Plan and Option Agreements.

        The Committee may authorize persons other than its members to carry out its policies and directives subject to the limitations and guidelines set by the Committee, except that: (a) the authority to grant Options, the selection of employees for participation and decisions concerning the timing, pricing and amount of an Option shall not be delegated by the Committee; (b) the authority to administer Options with respect to persons who are subject to section 16 of the Exchange Act shall not be delegated by the Committee; (c) any delegation shall satisfy all applicable requirements of rule 16b-3 of the Exchange Act, or any successor provision; and (d) no such delegation shall result in the disallowance of a deduction to the Corporation under section 162(m) or any successor section. Any person to whom such authority is granted shall continue to be eligible to receive Options under the Plan.

   5.   ELIGIBILITY

        The Committee shall from time to time select the Plan Participants from those employees whom the Committee determines either to be in a position to contribute materially to the success of the Corporation or Affiliate or to have in the past so contributed. Only employees (including officers and directors who are employees) of the Corporation and its Affiliates are eligible to participate in the Plan.

   6.   OPTION TERMS

        The Committee shall determine and designate from time to time those Participants to whom Options are to be granted and the number of shares of Common Stock to be optioned to each. Such Options may be in the form of Incentive Stock Options or the in the form of Nonqualified Stock Options. After granting an Option to a Participant, the Committee shall cause to be delivered to the Participant an Option Agreement evidencing the granting of the Option. The Option Agreement shall be in such form as the Committee shall from time to time approve. The terms and conditions of all Options granted under the Plan need not be the same, but all Options must meet the applicable terms and conditions specified in subsections 6(a) through 6(i).

        (a) Period of Option. The period of each Option shall be (i) 10 years from the date it is granted for a Nonqualified Stock Option or such other period as may be determined by the Committee subject to a maximum period of 15 years and (ii) no more than 10 years from the date it is granted for an Incentive Stock Option.

        (b) Option Price. The Option price shall be determined by the Committee, but shall not in any instance be less than the Fair Market Value of the Common Stock at the time that the Option is granted (the "Option Price").

        (c) Limitations on Exercise. At any time during the period of the Option, either (i) the Participant may purchase after the end of the first year after the granting of the Option up to 30 percent of the shares covered by the Option; after the end of the second year, an additional 30 percent; and after the end of the third year, the remaining 40 percent of the total number of shares covered by the Option, or (ii) the Participant may purchase the percentage of shares each year as otherwise determined by the Committee at the time the Option is granted; provided, however, that if the Participant's employment with the Corporation or an Affiliate is terminated for any reason other than death, Retirement or Total and Permanent Disability, the Option shall be exercisable only for three months following such termination and only for the number of shares of Common Stock which were exercisable on the date of such termination unless otherwise provided by the Committee. In no event, however, may an Option be exercised more than 15 years after the date of its grant, if it is a Nonqualified Stock Option, or 10 years after the date of its grant, if it is an Incentive Stock Option. Provided, however, that a termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate shall not be deemed to be a termination of employment for purposes of the Plan.

        (d) Exercise after Death, Retirement and Disability. If a Participant dies or becomes Totally and Permanently Disabled, without having exercised the Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 6(c), within a period not to exceed (i) three years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier. Upon a Participant's death, the Option may be exercised by the person or persons to whom such Participant's rights under the Option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator. If a Participant Retires without having exercised the Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 6(c), within a period not to exceed (i) five years from the date of such event or (ii) the remaining period of the Option, whichever is earlier.

        (e) Change in Control. In the event of a Change in Control, each holder of an Option shall have the right at any time thereafter to exercise the remaining portion of such Option, without regard to the limitations in subsection 6(c), at any time during the remaining period of the Option. As of the date of the approval of the Plan by the stockholders of the Corporation, any outstanding Option previously granted under the Plan shall be deemed amended to provide to the holder of such Option the rights under this subsection in the event of a Change in Control. The Committee may, in its sole and absolute discretion, amend, modify or rescind the provisions of this subsection if it determines that the operation of this subsection may prevent a transaction in which the Corporation or any Affiliate is a party from being accounted for on a pooling-of-interests basis.

        (f) Non-transferability. During the Participant's lifetime, Options shall be exercisable only by such Participant. Options shall not be transferable other than by will or the laws of descent and distribution upon the Participant's death. Notwithstanding anything in this subsection 6(f) to the contrary, the Committee may also grant to designated Participants the right to transfer such Options, to the extent allowed under rule 16b-3 of the Exchange Act, subject to terms and conditions of the Option Agreement and to Committee Rules on the date such right is granted.

        (g) Exercise; Notice Thereof. Options shall be exercised by delivering to the Corporation, at the office of the Treasurer, written notice of the number of shares with respect to which Option rights are being exercised and by paying in full the Option Price of the shares at the time being acquired. Payment may be made (i) in cash, (ii) by a check payable to the Corporation, (iii) in shares of Common Stock transferable to the Corporation and having a Fair Market Value on the transfer date equal to the amount payable to the Corporation, (iv) by delivery (including by telecopy) to the Corporation or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares at the time being acquired and deliver the sale or margin loan proceeds directly to the Corporation to pay the exercise price, or (v) through any combination of the foregoing. The date of exercise shall be deemed to be the date the Corporation receives the written notice and payment for the shares being purchased. A Participant shall have none of the rights of a stockholder with respect to shares covered by such Option until the Participant becomes the record holder of such shares.

        (h) Purchase for Investment. It is contemplated that the Corporation will register shares sold to Participants pursuant to the Plan under the Securities Act of 1933. In the absence of an effective registration, however, a Participant exercising an Option hereunder may be required to give a representation that he/she is acquiring such shares as an investment and not with a view to distribution thereof.

        (i)  Limitations on Incentive Stock Option Grants.

             (i) An Incentive Stock Option shall be granted only to an individual who, at the time the Option is granted, does not own stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or Affiliates.

             (ii) The aggregate Fair Market Value of all shares with respect to which Incentive Stock Options are exercisable by a Participant for the first time during any year shall not exceed $100,000. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted.

        (j) Options for Nonresident Aliens. In the case of any Option awarded to a Participant who is not a resident of the United States or who is employed by an Affiliate other than an Affiliate that is incorporated, or whose place of business is, in a State of the United States, the Committee may (i) waive or alter the conditions set forth in subsections 6(a) through 6(i) to the extent that such action is necessary to conform such Option to applicable foreign law, or (ii) take any action, either before or after the award of such Option, which it deems advisable to obtain approval of such Option by an appropriate governmental entity; provided, however, that no action may be taken hereunder if such action would (1) increase any benefits accruing to any Participants under the Plan, (2) increase the number of securities which may be issued under the Plan, (3) modify the requirements for eligibility to participate in the Plan, (4) result in a failure to comply with applicable provisions of the Securities Act of 1933, the Exchange Act or the Code or (5) result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

   7.   SHARES SUBJECT TO THE PLAN

             The number of shares of Common Stock available with respect to Options granted under this Plan shall not exceed 500,000; provided, however, that (a) such maximum amount shall be increased on a share-for-share basis for each share of Common Stock, if any, that the Corporation repurchases from and after the date of the Corporation's 1997 Annual Meeting of Shareholders, subject to a maximum increase of 200,000, and (b) the limitation described in this section shall be subject to the adjustment provision set forth in section 9 hereof.

   8.   INDIVIDUAL LIMITS

        The maximum number of shares of Common Stock covered by Options which may be granted to any Participant within any 2 consecutive calendar year period shall not exceed 75,000, in the aggregate. If an Option which had been granted to a Participant is canceled, the shares of Common Stock which had been subject to such canceled Option shall continue to be counted against the maximum number of shares for which Options may be granted to the Participant. In the event that the number of Options which may be granted is adjusted as provided in the Plan, the above limits shall automatically be adjusted in the same ratio.

   9.   CHANGES IN CAPITALIZATION

        In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock by the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee, to the extent necessary to preserve the benefit to the Participant contemplated hereby, to reflect such changes in (a) the aggregate number of shares subject to the Plan, (b) the maximum number of shares for which Options may be granted to any Participant, (c) the number of shares and Option Price per share of all shares of Common Stock subject to outstanding options, and (d) such other provisions of the Plan as may be necessary and equitable to carry out the foregoing purposes, provided, however that no such adjustment or change may be made to the extent that such adjustment or change will result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

   10.  EFFECT ON OTHER PLANS

        All benefits under the Plan shall constitute special compensation and shall not affect the level of benefits provided to or received by any Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. The Plan shall not be construed to affect in any way a Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

   11.  TERM OF THE PLAN

        No Option may be granted after September 27, 2005 under the Plan, but Options theretofore granted shall continue in force beyond that date pursuant to their terms.

   12.  GENERAL PROVISIONS

             (a) No Right of Continued Employment. Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates expressly reserve the right to discharge any Participant without liability to the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee, except as to any rights which may be expressly conferred upon a Participant under the Plan.

             (b) Binding Effect. Any decision made or action taken by the Corporation, the Board or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all persons.

             (c) Modification of Awards. Subject to the requirements of the Plan, the Committee may modify or amend any Option or waive any restrictions or conditions applicable to any Option or the exercise thereof, and the terms and conditions applicable to any Options may at any time be amended, modified or canceled by mutual agreement between the Committee and the Participant or any other persons as may then have an interest therein, so long as any amendment or modification does not increase the number of shares of Common Stock issuable under the Plan. Action may be taken under this section 12(c) notwithstanding expiration of the Plan under section 11. Notwithstanding anything in this subsection 12(c) to the contrary, the Committee may not take any action to the extent that such action would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

             (d) Inalienability of Benefits and Interest. Except as provided in subsection 6(f), no benefit payable or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary.

             (e) Law to Govern. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the state in which the Corporation is incorporated at the time of the question.

             (f) Purchase of Common Stock. The Corporation and its Affiliates may purchase from time to time shares of Common Stock in such amounts as they may determine for purposes of the Plan. The Corporation and its Affiliates shall have no obligation to retain, and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock purchased pursuant to this paragraph.

             (g) Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of Options shall be used for general corporate purposes.

             (h) Withholding. The Committee shall require the withholding of all taxes as required by law. A Participant may elect to have any portion of the federal, state or local income tax withholding required with respect to an exercise of a Nonqualified Stock Option satisfied by tendering to the Corporation shares of Common Stock, which, in the absence of such an election, would have been issued to such Participant in connection with such exercise. In the event that the value of the shares of Common Stock tendered to satisfy the withholding tax required with respect to an exercise exceeds the amount of such tax, the excess of such market value over the amount of such tax shall be returned to the Participant, to the extent possible, in whole shares of Common Stock, and the remainder in cash. The value of a share of Common Stock tendered pursuant to this subsection 12(h) shall be the Fair Market Value of the Common Stock on the date on which such shares are tendered to the Corporation. An election pursuant to this subjection 12(h) shall be made in writing and signed by the Participant. An election pursuant to this subsection 12(h) is irrevocable. A Participant who exercises an Option and who is required to report to the Securities and Exchange Commission under section 16(a) of the Exchange Act (an "Insider") may satisfy the income tax withholding due in respect of such exercise pursuant to this subsection 12(h) only if the Insider also satisfies an exemption under section 16(b) of the Exchange Act (or the rules or regulations promulgated thereunder) for such withholding.

             (i) Amendments. The Committee may at any time amend, suspend, or discontinue the Plan or alter or amend any or all Options and Option Agreements under the Plan to the extent (1) permitted by law,
        (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, (3) permitted under applicable provisions of the Securities Act of 1933, as amended, and the Exchange Act (including rule 16b-3) and (4) that such action would not result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder); provided,however, that if any of the foregoing requires the approval by stockholders of any such amendment, suspension or discontinuance, then the Committee may take such action subject to the approval of the stockholders. Except as provided in subsections 6(j) and 12(c) no such amendment, suspension, or termination of the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Options or other rights previously granted the Participant under the Plan.